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                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors Titan Exploration, Inc.:

     We consent to incorporation by reference in the registration statements No's. 333-62115, 333-30063, 333-30061, and 333-90801 on Form S-8, No. 333-72311
on Form S-3 and No. 333-40215 on Form S-4 of Titan Exploration, Inc. of our report dated February 1, 2000, relating to the consolidated balance sheets of Titan Exploration, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K, as amended, of Titan Exploration, Inc.

                                        KPMG LLP


Midland, Texas
April 10, 2000